Tamboran Resources Corporation ARBN 672 879 024 Tower One, International Towers Suite 1, Level 39, 100 Barangaroo Avenue, Barangaroo NSW 2000, Australia +61 2 8330 6626 www.tamboran.com Third quarter activities report for period ended March 31, 2025 Highlights • During the quarter, Tamboran completed a 35-stage stimulation campaign of the Shenandoah South 2H sidetrack (SS-2H ST1) well across a 5,483-foot (1,671-metre) horizontal section. • The SS-2H ST1 well was suspended for a longer duration of “soaking” following technical analysis of wells in the Beetaloo Basin and studies undertaken in the US. The well was soaked for a total of 62 days prior to the re-opening of the well in mid-May 2025. • In May 2025, Tamboran announced a Private Investment in Public Equity (PIPE) to raise US$55.4 million (pre-fees) at a price of US$17.74 per share of Common Stock, representing a 15% discount to the closing price on May 12, 2025. • Tamboran signed a binding agreement to finalize the checkerboard of the joint acreage position across EPs 76, 98 and 117. In parallel, Tamboran and Daly Waters Energy, LP (DWE) have entered into a binding agreement whereby DWE will acquire a non-operating and non-controlling interest in 100,000 acres within two areas for a consideration of US$15 million. The transaction is subject to certain conditions precedent and regulatory approvals. • Tamboran has reserved 406,693 gross acres as the Phase 2 Development Area, where Tamboran is expected to hold 236,370 net acres (58.12% operated interest). Tamboran has engaged RBC Capital Markets to commence a formal farmout process of the acreage. • On completion of funding, Tamboran expects to be fully funded to drill and complete the remaining three wells required to deliver first gas under the proposed ~40 MMcf/d (~19 MMcf/d net Tamboran) Shenandoah South (SS) Pilot Project. • Tamboran plans to drill three wells commencing in mid-2025 to supply gas to the proposed SS Pilot Project. Following the drilling, Tamboran will stimulate four wells (the SS-3H well and the three wells drilled in 2025) under a single campaign to maximize cost and operational efficiencies planned for late 2025/1H 2026, subject to JV approval. • As at March 31, 2025, the Company had a cash balance of US$25.6 million, with pro forma cash to US$96.0 million following the completion of the PIPE and acreage sale. Tamboran Resources Corporation’s Chief Executive Officer, Joel Riddle said: “Having successfully raised funding to progress drilling activity in the Beetaloo Basin, we are focused on delivering the largest single drilling campaign in the region to date. The program includes three wells drilled ANNOUNCEMENT May 14, 2025 Tamboran Resources Corporation (NYSE: TBN; ASX: TBN)

2 from the SS2 pad, commencing in mid-2025, and stimulation of up to 240 stages across four 10,000-foot horizontal wells. These wells are going to be critical for meeting the binding Gas Sales Agreement with the Northern Territory Government that will supply much needed gas to Darwin to keep the lights on. “The SS-2H ST1 well commenced flow testing in mid-May 2025, which is being tested for a full 90-days over a 5,483-foot (1,671-metre) horizontal section. We plan to update the market on the initial 30-day flow test (IP30) in mid-June 2025. “Importantly, we also completed the checkerboard of the Beetaloo Basin with DWE, allowing us to prioritize a position of ~400,000 acres (the Phase 2 Development Area) for development of gas to Australia’s East Coast gas market, which is forecast to be short gas by the end of the decade. RBC Capital Markets has been engaged to undertake a formal farmout of the Phase 2 Development Area. We look forward to engaging with interested parties and will provide an update to the market at the appropriate time.” Proposed Northern Pilot Area Tamboran 47.5 per cent working interest in 20,309 acres and operator1 In January 2025, Tamboran commenced the stimulation of the SS-2H ST1 and SS-3H wells in the proposed Northern Pilot Area. The SS-2H ST1 well completed stimulation activities over 35 stages across a 5,483- foot (1,671-metre) horizontal section, delivering average proppant intensity of 2,706 lb/ft. This exceeded all previous completion activities in the Beetaloo Basin to date and achieved wellhead injection rates above 100 barrels per minute (bpm). Tamboran commenced “soaking” of the SS-2H ST1 well in March 2025. Soaking is a process whereby once an initial clean-up period is done to dehydrate the fractures as much as possible, the shut-in (“soaking” period) allows the remaining water to imbibe into the rock, increasing the formation’s relative permeability to gas. The SS-2H ST1 well was re-opened to commence flow testing in mid-May 2025 and is planned to be tested over a full 90-day period to understand the decline curve of the well. Following the completion of the capital raise, Tamboran expects to be fully funded to drill and complete the remaining three further wells (SS-4H, 5H and 6H) to deliver first gas to the proposed ~40 MMcf/d (~19 MMcf/d net Tamboran) SS Pilot Project. First gas production is planned for mid-2026, subject to weather and customary regulatory approvals. All three wells planned for the 2025 campaign will be drilled with the Helmerich & Payne, Inc. (NYSE: HP, H&P) rig over a 10,000-foot (3,048-metre) horizontal section and four wells, including the SS-3H well, stimulated using the Liberty Energy completions equipment (NYSE: LBRT) with up to 60 stages each. 1 Subject to the completion of the SS-2H ST1 and SS-3H wells on the Shenandoah South pad 2.

3 The first of the three wells, SS-4H, is planned to commence drilling in mid-2025. Tamboran received notification that Falcon will not participate in the three well campaign, which will result in Tamboran increasing acreage in the proposed Northern Pilot Area following completion of the wells. EP 161 Santos 75 per cent working interest and operator, Tamboran 25 per cent working interest During the quarter, the operator progressed the McArthur 2D seismic processing program which is scheduled for completion by 2Q 2025. The Northern Territory Government approved an application to vary the current EP 161 minimum work program for Term 2. The variation was necessary on account of the McArthur 2D seismic program falling short of the required 200km acquisition commitment due to adverse conditions experienced when executing the survey program. EP 136, EP 143 and EP(A) 197 Tamboran 100 per cent working interest and operator During the quarter, the operator applied for a suspension, extension, and variation of minimum work program for Term 2 in EP 143. Under the variation Tamboran would be required to acquire 2D seismic and drill a stratigraphic well in 2026 and 2028, respectively. No activity was undertaken on the EP 136 acreage during the period. Commercial and Corporate PIPE offer raised US$55.4 million (pre-fees) In May 2025, Tamboran announced it had entered into subscription agreements to issue approximately 3.1 million shares of Common Stock in a PIPE to institutional investors. Tamboran expects to receive gross proceeds of approximately US$55.4 million from the PIPE, before deducting placement agent fees and other offering expenses. The PIPE was conducted at a price of US$17.74 per share of Common Stock, representing a 15% discount to the closing price of US$20.87 per share on Monday May 12, 2025. The initial US$44.4 million of the PIPE is expected to close on Friday May 16, 2025, subject to the satisfaction of customary closing conditions. The closing of the remaining US$11.0 million is subject to approval by Tamboran’s shareholders and the satisfaction of other customary closing conditions.

4 The transaction was supported by US$10 million from Formentera Partners, an entity founded by Bryan Sheffield and was backed by Tamboran’s existing shareholders. Checkerboard of Beetaloo JV assets with Daly Waters Energy, LP In May 2025, Tamboran and DWE (100% owned by Formentera Australia Fund, LP) signed a binding agreement to finalize the checkerboard of the joint acreage position across EPs 76, 98 and 117. Under the process, Tamboran and DWE selected acreage, resulting in each party holding regions at a 77.5% owned and operated working interest (Falcon hold the remaining 22.5% non-operating interest). Ownership of the proposed northern Pilot Area, the focus for initial gas production in the Northern Territory, remains unchanged (Tamboran 47.5% operator, DWE 47.5% and Falcon 5%) with expansion into the southern Pilot Area (Tamboran 38.75%, DWE 38.75% operator and Falcon 22.5%) anticipated in accordance with the terms of the acreage sale. Acreage sale to Daly Waters Energy, LP In conjunction with the checkerboard, Tamboran and DWE have entered into a binding agreement whereby DWE will acquire a non-operating and non-controlling interest across 100,000 acres within two areas of Tamboran’s post-checkerboard acreage position for a consideration of US$15 million. These areas include a 19.38% interest (78,817 net acres) in the Phase 2 Development Area and a 9.67% interest (21,183 net acres) in the proposed RL10 Area. The transaction is subject to certain conditions precedent including, and not limited to, DWE obtaining approval from the Formentera Australia Fund, LP’s Limited Partner Advisory Committee, Tamboran shareholder approval and regulatory approvals. Proposed Phase 2 Development Area farmout Tamboran has reserved 406,693 gross acres (236,370 net acres) as the Phase 2 Development Area, located immediately north of the proposed Pilot Area, where Tamboran plans to focus development on supplying gas into Australia’s East Coast domestic gas market. On completion of the sale to DWE, Tamboran is expected to hold 236,370 net acres (58.12% operated interest) over the Phase 2 Development Area, with DWE (19.38%) and Falcon Oil & Gas (Australia) Limited (Falcon) (22.5%) holding the remaining interest.

5 Tamboran has engaged RBC Capital Markets to commence a formal farm-down of the Phase 2 Development Area. The formal process will commence on release of the IP30 flow test from the SS-2H ST1 well, planned for June 2025. DWE will have participation rights to any transaction on the same terms. Non-binding LOI signed with Arafura for potential gas supply to Nolans Rare Earth Project In March 2025, Tamboran entered into a non-binding Letter of Intent (LOI) with a wholly owned subsidiary of Arafura Rare Earths Limited (ASX: ARU) to progress discussions for potential gas supply from Tamboran’s Beetaloo Basin assets to Arafura’s Nolans Rare Earth Project in the Northern Territory. Under the agreement, Arafura intends to support the development of Tamboran’s Beetaloo Basin acreage by purchasing 18 – 25 terajoules per day (TJ/d) (~18 – 26 MMcf/d) of gas for up to 10 years. Arafura’s Nolans Rare Earth Project is located 404 miles (650 kilometres) south of Tamboran’s Beetaloo Basin acreage. Arafura’s proposed downstream rare earth processing facility is situated adjacent to the existing Amadeus Gas Pipeline (AGP). Non-binding LOI signed with Linde Inc. for helium supply from proposed NTLNG project Tamboran and Linde Inc., a leading global industrial gases and engineering company, have entered into a LOI to commence negotiations of a helium purchase and supply agreement covering the potential future supply of helium byproduct from Tamboran's proposed NTLNG at Middle Arm. Capital Structure At the end of the quarter, Tamboran had total cash on hand of US$25.6 million and no debt. The current capital structure, as at the date of this report, is as follows: 1,396,123,400 CHESS Depositary Interests 200:1 18,151,222 CDI Options fully vested (unlisted) 36,350,000 CDI Options unvested and subject to milestones (unlisted) 7,556,157 Common Stock Changes to the capital structure from the previous quarter include: • Conversion of 343,331,000 117CDIs to Common Stock 1,716,655 increase in Common Stock).

Permits

At the end of the quarter, Tamboran and its subsidiaries held the following petroleum permits:

Exploration Permit	Location	Working Interest
Proposed Northern Pilot Area	Beetaloo Basin, Northern Territory	47.50%*[,1,2]
Proposed Southern Pilot Area	Beetaloo Basin, Northern Territory	38.75%[1]
Proposed Phase 2 Development Area	Beetaloo Basin, Northern Territory	58.12%*[,1]
Proposed Retention Lease 10 (RL10)	Beetaloo Basin, Northern Territory	67.83%*[,1]
Remaining ex-EP 76, 98 and 117 acres	Beetaloo Basin, Northern Territory	77.50%*[,1]
EP 161	Beetaloo Basin, Northern Territory	25.0%
EP 136	Beetaloo Basin, Northern Territory	100.0%*
EP 143	Beetaloo Basin, Northern Territory	100.0%*
EP(A) 197	Beetaloo Basin, Northern Territory	100.0%*

*Denotes operator.
[1]Subject to the completion of certain conditions precedent and regulatory approvals.
[2]Subject to the completion of the SS-2H ST1 and SS-3H wells on the Shenandoah South pad 2. Note, Falcon have nominated zero participation in the SS-4H, 5H and 6H wells, which will increase *Tamboran's* working interest in the proposed Northern Pilot Area on completion of the stimulation of the wells.

Announcements

This Quarterly Activities Report contains information reported in the following announcements released during the reporting period:

23	January 2025	MOU with Santos to progress studies for Darwin LNG Expansion
24	January 2025	EP 98 Operational Update Commencement of Stimulation
07	February 2025	Operational Update Completion of SS-2H ST1 stimulation
31	March 2025	Tamboran & Arafura sign LOI for future gas supply

This announcement was approved and authorized for release by Mr. Joel Riddle, the Chief Executive Officer of Tamboran Resources Corporation.

6

7 For further information, please contact: Investor enquiries: Chris Morbey, Vice President – Corporate Development and Investor Relations +61 2 8330 6626 Investors@tamboran.com Media enquiries: +61 2 8330 6626 Media@tamboran.com About Tamboran Resources Corporation Tamboran Resources Corporation (“Tamboran” or the “Company”), through its subsidiaries, is the largest acreage holder and operator with approximately 1.9 million net prospective acres in the Beetaloo Sub- basin within the Greater McArthur Basin in the Northern Territory of Australia. Tamboran’s key assets include a 47.5% operating interest over 20,309 acres in the proposed northern Pilot Area, a 38.75% non-operating interest over 20,309 acres in the proposed southern Pilot Area, a 58.13% operating interest in the proposed Phase 2 development area covering 406,693 acres, a 67.83% operated interest over 219,030 acres in a proposed Retention License 10, a 77.5% operating interest across 1,487,418 acres over ex-EPs 76, 98 and 117, a 100% working interest and operatorship in EP 136 and a 25% non-operated working interest in EP 161, which are all located in the Beetaloo Basin. The Company has also secured ~420 acres (170 hectares) of land at the Middle Arm Sustainable Development Precinct in Darwin, the location of Tamboran’s proposed NTLNG project. Pre-FEED activities are being undertaken by Bechtel Corporation.

8 Figure 1: Tamboran’s Beetaloo Basin asset location map.

9 Disclaimer Tamboran makes no representation, assurance or guarantee as to the accuracy or likelihood of fulfilment of any forward-looking statement or any outcomes expressed or implied in any forward-looking statement. The forward-looking statements in this report reflect expectations held at the date of this document. Except as required by applicable law or the ASX Listing Rules, Tamboran disclaims any obligation or undertaking to publicly update any forward-looking statements, or discussion of future financial prospects, whether as a result of new information or of future events. The information contained in this announcement does not take into account the investment objectives, financial situation or particular needs of any recipient and is not financial product advice. Before making an investment decision, recipients of this announcement should consider their own needs and situation and, if necessary, seek independent professional advice. To the maximum extent permitted by law, Tamboran and its officers, employees, agents and advisers give no warranty, representation or guarantee as to the accuracy, completeness or reliability of the information contained in this presentation. Further, none of Tamboran nor its officers, employees, agents or advisers accept, to the extent permitted by law, responsibility for any loss, claim, damages, costs or expenses arising out of, or in connection with, the information contained in this announcement. Note on Forward-Looking Statements This press release contains “forward-looking” statements related to the Company within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” “participate,” “progress,” “conduct” and the negatives of these words and other similar expressions generally identify forward-looking statements. It is possible that the Company’s future financial performance may differ from expectations due to a variety of factors, including but not limited to: our early stage of development with no material revenue expected until 2026 and our limited operating history; the substantial additional capital required for our business plan, which we may be unable to raise on acceptable terms; our strategy to deliver natural gas to the Australian East Coast and select Asian markets being contingent upon constructing additional pipeline capacity, which may not be secured; the absence of proved reserves and the risk that our drilling may not yield natural gas in commercial quantities or quality; the speculative nature of drilling activities, which involve significant costs and may not result in discoveries or additions to our future production or reserves; the challenges associated with importing U.S. practices and technology to the Northern Territory, which could affect our operations and growth due to limited local experience; the critical need for timely access to appropriate equipment and infrastructure, which may impact our market access and business plan execution; the operational complexities and inherent risks of drilling, completions, workover, and hydraulic fracturing operations that could adversely affect our business; the volatility of natural gas prices and its potential adverse effect on our financial condition and operations; the risks of construction delays, cost overruns,

10 and negative effects on our financial and operational performance associated with midstream projects; the potential fundamental impact on our business if our assessments of the Beetaloo are materially inaccurate; the concentration of all our assets and operations in the Beetaloo, making us susceptible to region-specific risks; the substantial doubt raised by our recurring operational losses, negative cash flows, and cumulative net losses about our ability to continue as a going concern; complex laws and regulations that could affect our operational costs and feasibility or lead to significant liabilities; community opposition that could result in costly delays and impede our ability to obtain necessary government approvals; exploration and development activities in the Beetaloo that may lead to legal disputes, operational disruptions, and reputational damage due to native title and heritage issues; the requirement to produce natural gas on a Scope 1 net zero basis upon commencement of commercial production, with internal goals for operational net zero, which may increase our production costs; the increased attention to ESG matters and environmental conservation measures that could adversely impact our business operations; risks related to our corporate structure; risks related to our common stock and CDIs; and the other risk factors discussed in the this report and the Company’s filings with the Securities and Exchange Commission. It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.